EXHBIT 10.7

FIRST AMENDMENT TO THE

PIONEER NATURAL RESOURCES COMPANY

2006 LONG TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the Pioneer Natural Resources Company 2006 Long Term Incentive Plan, as amended from time to time (the “Plan”), is effective November 20, 2008 (the “Effective Date”), and is made by Pioneer Natural Resources Company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS, Section 10(c) of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan in certain circumstances without the consent of stockholders or participants;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), imposes certain limitations and restrictions on the time at which certain types of compensation, including certain equity-based awards, may be payable;

WHEREAS, all documents that may provide for the payment of compensation that may be subject to Section 409A must be brought into compliance with the requirements of Section 409A on or before December 31, 2008, or the service provider to whom such compensation is payable will be subjected to certain adverse tax consequences, including, but not limited to, having to pay an additional tax of at least 20% on such compensation; and

WHEREAS, the Board has determined that it is desirable to amend the Plan in accordance with the final regulations promulgated under Section 409A to ensure that, to the extent subject to Section 409A, awards granted under the Plan comply therewith and to avoid the imposition of any adverse tax consequences under Section 409A, and to make certain other clarifying changes to the Plan.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date as set forth below.

1.        Clause (i) of the definition of “Change in Control” in Section 2(g) of the Plan is hereby deleted and replaced in its entirety with the following:

(i)        The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company that, together with securities held by such Person, constitutes 40% or more of either (x) the then outstanding shares of

Stock of the Company (the “Outstanding Company Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

2.         Section 7(a) of the Plan is hereby deleted and replaced in its entirety with the following:

(a)       Termination of Employment. Except as provided herein, the treatment of an Award upon a termination of employment or any other service relationship by and between a Participant and any Company or Subsidiary shall be specified in the agreement controlling such Award. Notwithstanding anything to the contrary herein or in any such Award agreement, any Award that constitutes a “deferral of compensation” (within the meaning of Section 409A of the Code and the regulations and other authoritative guidance promulgated thereunder (collectively, the “Nonqualified Deferred Compensation Rules”)), whether by design, due to a subsequent modification in the terms and conditions of such Award or as a result of a change in applicable law following the date of grant of such Award, and that is not exempt from Section 409A of the Code pursuant to an applicable exemption (any such Award, a “409A Award”) shall not become exercisable, be settled or otherwise trigger a payment or distribution upon a termination of employment or other service relationship with the Company pursuant to the Plan or the applicable Award agreement controlling such 409A Award in the event the Participant holding such 409A Award continues to provide or, in the 12 month period following such termination of employment, is expected to provide, sufficient services to the Company that, under the Company’s written and generally applicable policies regarding what constitutes a “separation from service” for purposes of Section 409A of the Code, such Participant does not incur a separation from service for purposes of Section 409A of the Code on the date of termination of the employment or service relationship; except that, to the extent permitted under the Nonqualified Deferred Compensation Rules, the time of exercise, payment or settlement of a 409A Award shall be accelerated, or payment shall be made under the Plan in respect of such Award, as determined by the Committee in its discretion, to the extent necessary to pay income, withholding, employment or other taxes imposed on such 409A Award. To the extent any 409A Award does not become exercisable or is not settled or otherwise payable upon a Participant’s termination of employment or other service relationship as a result of the limitations described in the preceding sentence, it shall become exercisable or be settled or payable upon the occurrence of an event that qualifies as a permissible time of distribution in respect of such 409A Award under the Nonqualified Deferred Compensation Rules, the Plan and the terms of the agreement governing such 409A Award.

3.	The following paragraph shall be inserted at the end of Section 9(e) of the Plan:

Notwithstanding the foregoing, no 409A Award (as defined in Section 7(a) hereof) shall become exercisable, or be settled or otherwise paid or distributed, pursuant to the Plan or the applicable Award agreement governing such 409A Award as a result of a Change in Control unless the event constituting such Change in Control also constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company within the meaning of the Nonqualified Deferred Compensation Rules (as defined in Section 7(a) hereof); except that, to the extent permitted under the Nonqualified Deferred Compensation Rules, the time of exercise, payment or settlement of a 409A Award shall be accelerated, or payment shall be made under the Plan in respect of such Award, upon the occurrence of a Change in Control, as determined by the Committee in its discretion, to the extent necessary to pay income, withholding, employment or other taxes imposed on such 409A Award. To the extent any 409A Award does not become exercisable or is not settled or otherwise payable upon a Change in Control as a result of the limitations described in the preceding sentence, it shall become exercisable or be settled or payable upon the occurrence of an event that qualifies as a permissible time of distribution in respect of such 409A Award under the Nonqualified Deferred Compensation Rules, the Plan and the terms of the agreement governing such 409A Award.

NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has caused the execution of this First Amendment by its duly authorized officer, effective as of the Effective Date.

PIONEER NATURAL RESOURCES COMPANY

By:

Name:

Title:

Date: